Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

Cloud Peak Energy Inc.

Karla Kimrey

Vice President, Investor Relations

(303) 713-5000

Cloud Peak Energy Inc. (NYSE: CLD) announces that three new independent directors have joined the Board of Directors for the company effective January 5, 2010.  The new members are William F. Owens, C. Kevin McArthur, and Steven W. Nance.

The Honorable William F. Owens previously served as Governor of Colorado from 1999 to 2007.  He is a Senior Advisor at PCL Construction and is on the board of and Key Energy Services Inc. He is also involved in a number of other private businesses.  For Cloud Peak Energy Inc., former Governor Owens will chair the Nominating and Corporate Governance Committee and serve on the Compensation Committee.

Mr. McArthur is a former President and CEO of both Goldcorp Inc. and Glamis Gold, Inc., and has considerable mining experience with several minerals companies.  On the Cloud Peak Energy Inc. Board Mr. McArthur will chair the Health Safety Environment and Communities Committee, and he will also serve on the Nominating and Corporate Governance Committee.

Mr. Nance is the former President of Peoples Energy Production Company, previously served as the Chairman, President and CEO of XPLOR Energy Inc., and has significant experience with several other energy companies.  For Cloud Peak Energy Inc., Mr. Nance will serve on both the Compensation Committee and the Audit Committee.

The three new members join Chairman Keith Bailey, and Directors Preston Chiaro, William T. Fox III, Chris Tong and Colin Marshall on the Board.

Cloud Peak Energy Inc. is headquartered in Wyoming and is the third largest coal producer in the United States. As one of the safest, most efficient coal producers in the nation, Cloud Peak Energy Inc. specializes in the production of low sulfur, sub-bituminous coal. The company owns and operates three surface coal mines: Antelope Mine and Cordero Rojo Mine are located in the Powder River Basin of Wyoming, and Spring Creek Mine is located near Decker, Montana. With approximately 1,500 employees, the company is widely recognized for its exemplary performance in its safety and environmental programs. Cloud Peak Energy Inc. is a sustainable fuel supplier for approximately 4.4 percent of the nation’s electricity.

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